Exhibit 99.1

Globus Medical Reports 2012 Third Quarter Results

AUDUBON, PA, November 1, 2012: Globus Medical, Inc. (NYSE:GMED), a leading spinal implant manufacturer, today announced its financial results for the quarter ended September 30, 2012.

•	Worldwide sales were $94.8 million, a 12.5% increase from the third quarter of 2011

•	Net income was $16.5 million or $0.18 per diluted share

•	Non-GAAP Adjusted EBITDA was 35.1% of sales

David Paul, Chairman and CEO commented, “During the third quarter, Globus continued to deliver sales growth in excess of the overall spine market, while maintaining our focus on operating the business efficiently. Our top line growth was achieved in a challenging spine market, driven by growth from our Disruptive Technology products. Nearly 100% of our sales growth is attributable to internally-driven, organic projects."

Third quarter net sales were $94.8 million, compared to $84.3 million last year, representing a 12.5% increase. Increased sales were driven by growth from our Disruptive Technology products, including our minimally invasive surgical (MIS) and lateral platform products. International revenue grew by 38.3% over the same quarter in 2011 and currently represents 8.0% of total sales. Globus currently sells in 23 countries, and has the infrastructure and plans in place to continue expanding into new geographies.

Net income for the quarter was $16.5 million or $0.18 per diluted share, as compared to $16.9 million, or $0.19 per diluted share in 2011. Non-GAAP Adjusted EBITDA was 35.1% of net sales, compared to 37.3% last year. The investments in our recently created interventional pain management division, Algea Therapies, negatively impacted the quarterly Adjusted EBITDA by 2.4%.

Mr. Paul continued, "In late September, we received our first PMA approval for our SECURE®-C cervical artificial disc. The 380 patient investigational device exemption (IDE) study demonstrated statistical superiority to anterior cervical discectomy and fusion (ACDF) in terms of overall success, subsequent surgery at the index level, device-related adverse events, and patient satisfaction at 24 months. We are proud of all the hard work and effort by our product development group, our internal clinical and regulatory group, and our participating investigator sites and surgeons. We have since launched SECURE®-C, and will be ramping up our surgeon training program over the coming months.

Financially, we continued to execute efficiently in terms of both gross margin and Adjusted EBITDA, and showed strong positive cash flow while making significant investments in infrastructure and Algea Therapies. Lastly, this has been an exciting quarter for us with the completion of our IPO in August. We are confident that our rapid product development engine and infrastructure foundation will enable us to continue our trend of long term, profitable growth.”

Cash and cash equivalents for the quarter increased by $29.6 million, including a net of $21.0 million raised in the IPO, to end the third quarter of 2012 at $195.2 million. The company remains debt free.

Conference Call Information
Globus Medical will hold a teleconference to discuss its performance with the investment community at 5:30 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-855-533-7141     United States Participants
1-720-545-0060     International Participants
There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at investors.globusmedical.com.

If you are unable to participate during the live teleconference, the call will be archived until Thursday, November 15, 2012. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The pass code for the audio replay is 5047-0117.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading spinal implant manufacturer and is based in Audubon, Pennsylvania. The company was founded in 2003 by an experienced team of spine professionals with a shared vision to create products that enable spine surgeons to promote healing in patients with spinal disorders.

Non-GAAP Financial Measures

Adjusted EBITDA represents net income before interest (income)/expense, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, changes in the fair value of contingent consideration in connection with business acquisitions and provision for litigation settlements. This financial measure is not calculated in conformity with accounting principles generally accepted in the United States of America (GAAP). We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization) and items outside the control of our management (primarily income taxes and interest income and expense). Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.

Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP, and is not indicative of net income (loss) from operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review our operating results and liquidity requirements. Our definition and calculation of Adjusted EBITDA may differ from that of other companies.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of terms such as anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, will, and other similar terms. These forward-looking statements are based on our current assumptions, knowledge, beliefs, estimates, expectations and views. These forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that are difficult to predict and may affect our businesses and operations. As a result, our actual results may differ materially and adversely from those expressed or implied by our forward-looking statements. As a result, you should not place undue reliance on any of these forward-looking statements. For a discussion of some of the risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our prospectus filed with the Securities and Exchange Commission on August 3, 2012, as amended, including the sections labeled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” and “Management's Discussion

and Analysis of Financial Condition and Results of Operations,” and in our periodic reports on file with the Securities and Exchange Commission. These documents are available at www.sec.gov. We undertake no obligation to update any forward-looking statements as a result of new information or future events or circumstances arising after the date on which it was made. Moreover, we operate in an evolving environment. Additional risks, uncertainties and other factors emerge from time to time and it is not possible for us to predict all risks, uncertainties and other factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Sales	$94,764	$84,270	$285,458	$243,485
Cost of goods sold	18,872	17,141	55,642	49,309
Gross profit	75,892	67,129	229,816	194,176

Operating expenses:
Research and development	7,022	5,916	20,698	17,691
Selling, general and administrative	41,780	34,762	124,236	102,529
Provision for litigation settlements	30	(78)	(801)	306
Total operating expenses	48,832	40,600	144,133	120,526

Operating income	27,060	26,529	85,683	73,650
Other expense, net	(45)	(172)	(124)	(193)
Income before income taxes	27,015	26,357	85,559	73,457
Income tax provision	10,528	9,494	32,495	26,243

Net income	$16,487	$16,863	$53,064	$47,214

Earnings per share:
Basic	$0.18	$0.19	$0.60	$0.54
Diluted	$0.18	$0.19	$0.58	$0.52
Weighted average shares outstanding:
Basic	90,111	88,063	88,900	88,119
Diluted	92,697	90,398	91,563	90,709

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$195,156	$142,668
Accounts receivable, net of allowances of $931 and $602, respectively	51,863	46,727
Inventories	57,038	47,369
Prepaid expenses and other current assets	3,180	2,515
Income taxes receivable	6,346	3,336
Deferred income taxes	19,849	16,160
Total current assets	333,432	258,775
Property and equipment, net	56,892	52,394
Intangible assets, net	9,746	7,433
Goodwill	15,342	9,808
Other assets	630	980
Total assets	$416,042	$329,390

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,963	$5,323
Accounts payable to related party	4,837	1,178
Accrued expenses	20,510	21,268
Income taxes payable	1,389	302
Business acquisition liabilities, current	1,375	1,200
Total current liabilities	34,074	29,271
Business acquisition liabilities, net of current portion	10,126	9,089
Deferred income taxes	4,395	5,755
Other liabilities	3,185	2,799
Total liabilities	51,780	46,914
Commitments and contingencies
Equity:
Convertible preferred stock; $0.001 par value. Authorized 50,961 shares; issued and outstanding 0 and 50,961 shares at September 30, 2012 and December 31, 2011	—	51
Common stock; $0.001 par value. Authorized 785,000 and 679,178 shares; issued and outstanding 91,127 and 72,529 shares at September 30, 2012 and December 31, 2011	91	73
Additional paid-in capital	135,076	106,708
Accumulated other comprehensive loss	(815)	(1,202)
Retained earnings	229,910	176,846
Total equity	364,262	282,476
Total liabilities and equity	$416,042	$329,390

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
(In thousands)	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net income	$53,064	$47,214
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	13,500	12,202
Provision for excess and obsolete inventories	5,386	6,793
Stock-based compensation	3,682	2,151
Allowance for doubtful accounts	336	93
Change in fair value of interest rate swap	—	113
Change in fair value of contingent consideration	23	182
Deferred income taxes	(5,057)	190
(Increase) decrease in:
Accounts receivable	(5,277)	(868)
Inventories	(14,587)	(11,044)
Prepaid expenses and other assets	(326)	(1,117)
Increase (decrease) in:
Accounts payable	34	(4,187)
Accounts payable to related party	3,659	1,115
Accrued expenses and other liabilities	(730)	(1,618)
Income taxes payable/receivable	3,362	2,539
Net cash provided by operating activities	57,069	53,758

Cash flows from investing activities:
Purchases of property and equipment	(17,032)	(15,694)
Acquisition of businesses	(6,031)	(7,500)
Net cash used in investing activities	(23,063)	(23,194)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,253)
Payment of business acquisition liabilities	(800)	—
Net proceeds from initial public offering	20,963	—
Net proceeds from issuance of common stock	1,046	545
Purchase of common stock	—	(10,000)
Excess tax benefit related to nonqualified stock options	(2,644)	54
Net cash provided by/(used in) financing activities	18,565	(14,654)

Effect of foreign exchange rate on cash	(83)	(282)

Net increase/(decrease) in cash and cash equivalents	52,488	15,628
Cash and cash equivalents, beginning of period	142,668	111,701
Cash and cash equivalents, end of period	$195,156	$127,329

Supplemental disclosures of cash flow information:
Interest paid	39	275
Income taxes paid	$36,317	$25,688

The following is a reconciliation of Adjusted EBITDA (unaudited) to net income for the periods presented:

	Three Months Ended		Nine Months Ended
(In thousands, except percentages)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net Income	$16,487	$16,863	$53,064	$47,214
Interest (income)/expense, net	(13)	(5)	(75)	52
Provision for income taxes	10,528	9,494	32,495	26,243
Depreciation and amortization	4,612	4,326	13,500	12,202
EBITDA	31,614	30,678	98,984	85,711
Stock-based compensation	1,545	765	3,682	2,151
Provision for legal settlements	30	(78)	(801)	306
Change in fair value of contingent consideration	63	30	23	182
Adjusted EBITDA	$33,252	$31,395	$101,888	$88,350
Adjusted EBITDA as a percentage of sales	35.1%	37.3%	35.7%	36.3%

Contact:
Ed Joyce
Director, Investor Relations
Phone: (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com